EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, is made this 4th day of April, 2006, by and between BOWATER INCORPORATED, a Delaware corporation having a mailing address of 55 East Camperdown Way, Greenville, South Carolina 29601 (the “Corporation”), and David J. Paterson (the “Executive”).
     WHEREAS, the Corporation desires to employ the Executive as President and Chief Executive Officer and a member of the board of directors of the Corporation (the “Board”); and
     WHEREAS, the Executive is desirous of serving the Corporation in such capacity;
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Employment. The Corporation agrees to employ the Executive, and the Executive agrees to be employed by the Corporation, effective the Effective Date, in accordance with and subject to the provisions of this Agreement.
     2. Term. (a) Subject to the provisions of subparagraphs (b) and (c) of this Section 2, the term of the Executive’s employment shall begin on May l, 2006 (“Effective Date”) and shall continue thereafter until terminated by either party by written notice given to the other party at least ninety (90) days prior to the effective date of any such termination. The effective date of the termination shall be the date stated in such notice, provided that if the Corporation or Executive specifies an effective date that is more than ninety (90) days following the date of such notice, the Executive or the Corporation, as the case may be, may, upon ninety (90) days’ written notice to the Corporation or the Executive, as the case may be, accelerate the effective date of such termination.
          (b) The parties shall enter into a Change in Control Agreement effective the Effective Date, in the form previously provided to the Executive (“Change in Control Agreement”). Notwithstanding Section 2(a), upon the occurrence of a Change in Control, as defined in the Change in Control Agreement, for purposes of the Change in Control Agreement, the term of the Executive’s employment shall continue until terminated, but in any event, for a period of not less than three (3) years following the date of the Change in Control, unless such termination shall be at the Executive’s election for other than “Good Reason” as that term is defined in the Change in Control Agreement.
          (c) Notwithstanding Section 2(a), the term of the Executive’s employment shall end upon:

               (i) the death of the Executive;
               (ii) the inability of the Executive to perform his duties properly, whether by reason of ill-health, injury or other similar cause, for a period of one hundred and eighty (180) consecutive days or for periods totaling one hundred and eighty (180) days occurring within any twelve (12) consecutive calendar months; or
               (iii) the Executive’s retirement on his early or normal retirement date in accordance with the Corporation’s tax-qualified retirement plan in which the Executive participates.
     3. Position and Duties. (a) Throughout the term of the Executive’s employment, the Executive shall be employed as President and Chief Executive Officer, with the duties and responsibilities customarily attendant to that office, provided that the Executive shall undertake such other and further assignments and responsibilities of at least comparable status as the Board may direct. The Executive shall diligently and faithfully devote his full working time and best efforts to the performance of the services under this Agreement and to the furtherance of the best interests of the Corporation. The Executive shall report to the Board.
          (b) Other Activities. During the term of the Executive’s employment, the Executive shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board; provided that the Executive may serve on up to two corporate boards (other than the Board) with the approval of the Board, which approval shall not be unreasonably withheld. Notwithstanding the foregoing provisions of this subsection (b), it shall not be a violation of this Agreement for the Executive to serve on civic or charitable boards or committees to the extent that such service does not interfere with his duties under this Agreement.
     4. Place of Employment. The Executive will be employed at the Corporation’s offices in the City of Greenville, South Carolina or at such other place as the Corporation shall designate from time to time, provided, however, that if the Executive is so transferred to another place of employment, necessitating a change in his residence, the Executive shall be entitled to financial assistance in accordance with the terms of the Corporation’s relocation policy then in effect.
     5. Compensation and Benefits. (a) Base Salary. The Corporation shall pay to the Executive an annual base salary of $825,000 (“Base Salary”) payable in substantially equal periodic installments on the Corporation’s regular payroll dates. The Base Salary shall be reviewed at least annually and from time to time may be increased (or reduced, if such reduction is effected pursuant to across-the-board salary reductions similarly affecting all management personnel of the Corporation).
          (b) Annual Incentive Plan. In addition to Base Salary, the Executive shall be eligible to receive an annual bonus under the Corporation’s annual incentive plan in effect from time to time determined by Board in the manner, at the time, and within the criteria set forth by the Board in plan. The Executive shall be eligible under such plan for a target bonus of not less than 68% of Base Salary (“Target Bonus”), subject to reduction by the Board if such reduction is effected pursuant to across-the-board bonus reductions similarly affecting all management personnel of the Corporation, with a maximum eligible payout under such plan of 200% of the Target Bonus (“Maximum Bonus”). Notwithstanding the foregoing, the Executive will be paid, with respect to calendar year 2006 (payable in January of 2007), not less than 100% of such Target Bonus, prorated to reflect the percentage of the year 2006 that the Executive was actually employed by the Corporation.
          (c) Long Term Incentive. The Executive shall be entitled to participate in the Corporation’s long term incentive and stock-based incentive compensation plans beginning in 2007 on a basis commensurate with his position.
          (d) Initial Equity Grant. The Corporation shall grant Executive an award of an option to purchase 250,000 shares of the Corporation’s common stock having an exercise price equal to the fair market value of the common stock at the close of business on the Effective Date, a ten (10) year exercise term and vesting as to 83,333 shares on each of the first and second anniversaries and as to 83,334 shares on the third anniversary of the Effective Date. The initial stock option grant will be subject to further terms and conditions as set forth in the award document effective as of the Effective Date. The Corporation shall also grant to the Executive an award of 50,000 shares of restricted stock units (“Stock Grant”) effective as of May 10, 2006. The Stock Grant shall provide (i) that the award shall vest in full on the first anniversary of the grant date, (ii) the right to dividends on all such shares declared and paid to other shareholders shall be accrued during the vesting period and paid to the Executive upon vesting, (iii) upon vesting, the Corporation shall satisfy the Executive’s tax liability for the Stock Grant by withholding such number of shares from the Stock Grant as have an aggregate fair market value (as calculated in the plan under which the Stock Grant is made), provided, however, that such shares may be used to satisfy not more than the Corporation’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), and shall remit such amount as withholding tax to the applicable taxing authorities, and (iv) the Stock Grant shall fully vest upon an involuntary termination of the Executive’s employment without Cause or a voluntary termination for Good Reason (each term as defined below).

          (e) Deferred Compensation. The Corporation shall enroll the Executive in its new Retirement Savings Plan effective as of January 1, 2007, in accordance with the summary of plan terms previously provided to the Executive. The plan provides for an annual Corporation contribution of 20.5%, if the Executive contributes 5%, each as a percentage of the sum of the Executive’s Base Salary and annual bonus (referred to in Section 5(b), above) paid to Executive each calendar year. In lieu of any deferred plan participation or payment to which Executive otherwise may be entitled by reason of his employment by the Corporation in 2006, the Executive shall be entitled to a contribution in respect of 2006 on the foregoing basis (including his 5% elective deferral), but based on the Base Salary paid in 2006 and the 2006 bonus paid in January of 2007, all of which shall be credited as nonqualified deferred compensation under the Retirement Savings Plan as of January 1, 2007. The Executive shall be vested in this benefit upon the third anniversary of the Effective Date, and shall be entitled to a lump sum payment of a pro rata portion of this benefit in the event prior to the third anniversary of the Effective Date of an involuntary termination without Cause or a termination by the Executive for Good Reason, other than with respect to the 4.5% portion of the Corporation contribution (i.e., 21.95% of the total Corporation contribution) that shall remain subject in all events to three-year vesting.
          (f) Benefit Plans. The Corporation shall make contributions on the Executive’s behalf to the various benefit plans and programs of the Corporation in which the Executive is eligible to participate in accordance with the provisions thereof as in effect from time to time.
          (g) Vacations. The Executive shall be entitled to five weeks of annual paid vacation, and otherwise in keeping with the Corporation’s policy as in effect from time to time.
          (h) Expenses. The Corporation shall reimburse the Executive for all reasonable expenses properly incurred, and appropriately documented, by the Executive in connection with the business of the Corporation.
          (i) Perquisites. The Corporation shall make available to the Executive all perquisites to which he is entitled by virtue of his position.
          (j) Legal Expenses. The Executive shall be entitled to reimbursement of reasonable legal fees and expenses incurred in the negotiation and documentation of this Agreement promptly upon execution hereof up to a maximum amount of $30,000.
          (k) Relocation. The Executive shall be entitled to full relocation benefits in accordance with the Corporation’s relocation program for its senior executives.

     6. Nondisclosure. During and after the term of the Executive’s employment, the Executive shall not without the written consent of the Board, except in the discharge of his duties hereunder and in furtherance of the business of the Corporation or any of its subsidiaries and affiliates, disclose or use directly or indirectly, any of the trade secrets or other confidential information or proprietary data of the Corporation or its subsidiaries or affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same or similar businesses.
     7. Noncompetition. (a) Executive represents and warrants that he is not subject to and will not bring any material that is subject to any non-competition, non-disclosure, discoveries and works or other agreements that would prevent or restrict him from rendering services to the Corporation pursuant to this Agreement. Executive further represents and warrants that his employment and use of any material he brings will not violate the rights of any third party, including without limitation, pursuant to any non-competition or non-solicitation agreement.
          (b) During the term of the Executive’s employment and for a period of two (2) years after the date the Executive’s employment terminates (the “Covenant Period”), the Executive shall not, without the prior approval of the Board in the same or a similar capacity engage in or invest in, or aid or assist anyone else in the conduct of any business (other than the businesses of the Corporation and its subsidiaries and affiliates) which directly competes with the business of the Corporation and its subsidiaries and affiliates as conducted during the term hereof. During the Covenant Period, the Executive shall not, without the prior approval of the Board in the same or a similar capacity engage in or invest in, or aid or assist anyone else in any manner to solicit from any Corporation customer or vendor business of the type performed by the Corporation for the customer or by the vendor for the Corporation, as the case may be, or to persuade any customer or vendor to cease to do business or to reduce the amount of business which any such customer or vendor has customarily done or is reasonably expected to do with the Corporation, whether or not the relationship between the Corporation and such customer or vendor was originally established in whole or in part through the Executive’s efforts. If any court of competent jurisdiction shall determine that any of the provisions of this Section 7 shall not be enforceable because of the duration or scope thereof, the parties hereto agree that said court shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable and this Agreement in its reduced form shall be valid and enforceable to the extent permitted by law. The Executive acknowledges that the Corporation’s remedy at law for a breach by the Executive of the provisions of this Section 7 will be inadequate. Accordingly, in the event of the breach or threatened breach by the

Executive of this Section 7, the Corporation shall be entitled to injunctive relief in addition to any other remedy it may have without the obligation of posting any bond in order to enforce its rights hereunder.
     8. Severance Pay. (a) If the Executive’s employment hereunder is involuntarily terminated for any reason other than those set forth in Section 2(c) hereof or if Executive terminates his employment hereunder for “Good Reason,” then, unless the Corporation shall have terminated the Executive for “Cause,” the Corporation shall pay the Executive severance pay in an amount equal to twenty-four (24) months of the Executive’s Base Salary on the effective date of the termination, plus 1/12 of the amount of the last annual bonus paid to the Executive under the Corporation’s bonus plan applicable to the Executive for each month in the period beginning on January 1 of the year in which the date of the termination occurs and ending on the date of the termination and for each month’s Base Salary to which the Executive is entitled under this Section 8. Such payment shall be made in a lump sum within ten (10) business days following the effective date of the termination. The severance pay shall be in lieu of all other compensation or payments of any kind relating to the termination of the Executive’s employment hereunder; provided that the Executive’s entitlement to compensation or payments under the Corporation’s welfare benefit plans, retirement plans, stock option or incentive plans, savings plans or bonus plans attributable to service rendered prior to the effective date of the termination shall not be affected by this clause and shall continue to be governed by the applicable provisions of such plans; and further provided that in lieu hereof, at his election, the Executive shall be entitled to the benefits of the Change in Control Agreement if a termination of his employment occurs in a manner and at a time when such Change in Control Agreement is applicable.
          (b) For purposes of this Agreement, the term for “Cause” shall mean: (i) because of gross negligence or willful misconduct by the Executive either in the course of his employment hereunder or which has a material adverse effect on the Corporation or the Executive’s ability to perform adequately and effectively his duties hereunder, or (ii) conviction of (or pleads guilty or nolo contendere) to a felony.
          (c) For purposes of this Agreement, the term for “Good Reason” shall mean: (i) a reduction by the Corporation in the Executive’s Base Salary, Target Bonus or Maximum Bonus percentages unless such reduction is effected pursuant to across-the-board salary or bonus reductions similarly affecting all management personnel of the Corporation, (ii) a material diminution in the Executive’s titles, duties or responsibilities, (iii) a change in Executive’s reporting lines such that he no longer reports to the Board, (iv) an unconsented relocation of Executive’s principal place of work to a location more than thirty (30) miles from the initial location referred to in Section 4, or (v) the failure of a successor to expressly assume this Agreement; provided, that for a termination for Good Reason under clause (i), (ii) or (iii), the Executive shall have provided the Corporation with written notice, and the Corporation shall fail to cure the basis for Cause within twenty (20) days of such notice.
          (d) The Executive shall not be obligated to seek mitigation of any severance payment payable hereunder. The Corporation shall not be entitled to offset or seek reimbursement of any amount payable or paid to the Executive hereunder in satisfaction of any other amount owed by the Executive to the Corporation, except that the Corporation shall be entitled to seek reimbursement of any severance payment made hereunder in the event of a breach of Executive’s post-termination obligations in Sections 6 and 7.
     9. Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered or, if mailed by registered or certified mail, return receipt requested, within three business days after such mailing, to the address set forth above or the Executive’s home address as recorded in the Corporation’s records, or to such other address as any party hereto shall designate to the other party in writing pursuant to the terms of this Section 9.
     10. Severability. The provisions of this Agreement are severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision.
     11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware.
     12. Supersedure. This Agreement shall cancel and supersede all prior agreements relating to employment between the Executive and the Corporation. In the event of any inconsistency between (a) this Agreement and the Change in Control Agreement and (b) any other plan, program, practice or agreement of the Corporation in which the Executive participates or is a party, this Agreement and the Change in Control Agreement, as the case may be, shall control unless the parties specifically agree, by reference to this Section 12, that such other plan, program, practice or agreement controls.
     13. Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by any of the parties hereto.
     14. Binding Effect. The terms of this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Corporation and the heirs, executors, administrators and successors of the Executive, but this Agreement may not be assigned by the Executive. The Corporation shall assign its rights and obligations hereunder to a successor to all or substantially all of the assets or business of the Corporation, provided, that such successor expressly assumes the Corporation’s obligations hereunder.
     15. Code Section 409A. It is intended that any amounts payable under this Agreement and the Corporation’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Internal Revenue Code Section 409A and the Treasury Regulations relating thereto so as not to subject the Executive to the payment of Interest and tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any regulations or other guidance issued under Code Section 409A after the date of this Agreement would result in the Executive being subject to payment of interest and tax penalty under Code Section 409A, the parties agree to amend this Agreement to the minimum possible extent in order to bring this Agreement into compliance with Code Section 409A while preserving the agreements and purposes otherwise expressed in this Agreement and the Change in Control Agreement.
     16. Public Announcement. The Corporation shall give the Executive a reasonable opportunity to review and comment on any public announcement (including all filings with governmental agencies and stock exchanges) relating to this Agreement or the Executive’s employment by the Company.
          IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.

BOWATER INCORPORATED

/s/ Togo D. West, Jr.
By: Togo D. West, Jr.
Title: Chairman, Human Resources and Compensation Committee

EXECUTIVE

/s/ David J. Paterson
Name: David J. Paterson